Exhibit 10.1
THIS SERVICE AGREEMENT dated this 9th day of February, 2005
BETWEEN:
Zenex International Inc. of 14220 South Meridian, Oklahoma City, Oklahoma 73173
(the “Customer”)
- AND -
Oklahoma Development Group of 2727 Classen Blvd, Norman, Oklahoma 73071
(the “Service Provider”)
Service Agreement (General)
BACKGROUND:
1.	The Customer carries on a business primarily consisting of commercial roof and waterproofing.

2.	The Customer is of the opinion that the Service Provider has the necessary qualifications, experience and abilities to provide services to the Customer.

3.	The Service Provider is agreeable to providing such services to the Customer, on the terms and conditions as set out in this Agreement.
IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:
Engagement

1.	The Customer hereby agrees to engage the Service Provider to provide the Customer with services consisting of proposal preparation, operations management and other activities, as defined in attachment “A” to this document, related to emergency services provided under contract with FEMA, and such other services as the Customer and the Service Provider may agree upon from time to time (the “Services”), and the Service Provider hereby agrees to provide the Services to the Customer.

Term of Agreement

2.	The term of this Agreement will begin on the date of this Agreement and will remain in full force and effect until completion of the Services.

Performance

3.	Both parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

Compensation

4.	For the Services provided by the Service Provider under this Agreement, the Customer will pay to the Service provider compensation in the following manner. Payment to be made at the agreed upon price per square foot in attachment “A” of this document. Price per foot subject to revision based on changes within the contractual relationship with FEMA. If no emergency services are provided there will be no compensation under the agreement. Compensation will be payable upon completion of the Services. The Customer is entitled to deduct from the Service Provider’s compensation any applicable deductions and remittances as required by law.

Confidentiality

5.	The Service Provider acknowledges that a material term of the Agreement with the Customer is to keep all confidential information belonging to the Customer absolutely confidential and protect its release to the public. The Service Provider agrees not to divulge, reveal, report or use, for any purpose, any confidential information which the Service Provider has obtained or which was disclosed to the Service Provider by the Customer.

6.	The obligation to protect the confidentiality of the Customer’s confidential information will survive the termination of this Agreement and will continue for a period of 2 years form the date of such termination.

7.	The Service provider may disclose any of the confidential information:
a.	to a third party where the Customer has consented in writing to such disclosures; and

b.	to the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body. However, the Service Provider will first have given prompt notice to the Customer of any possible or prospective order (or proceeding pursuant to which any order may result), and the Customer will have been afforded a reasonable opportunity to prevent or limit any disclosure.
Non-Solicitation

8.	Any attempt on the part of the Service Provider to induce others to leave the Customer’s employ, or any effort by the Service Provider to interfere with the Customer’s relationship with its employees or other service providers would be harmful and damaging to the Customer. The Service Provider agrees that during the term of this Agreement and for a period of 2 years after the end of the term, the Service Provider will not in any way, directly or indirectly:
1.	induce or attempt to induce any employee or other service provider of the Customer to quit employment or retainer with the Customer;

2.	otherwise interfere with or disrupt the Customer’s relationship with its employees or other service providers;

3.	discuss employment opportunities or provide information about competitive employment to any of the Customer’s employees or other service providers; or

4.	solicit, entice, or hire away any employees or other service provider of the Customer.
Assignment

9.	This Agreement is a personal one, being entered into in reliance upon and in consideration of the personal skill and qualifications of the Service Provider. The Service Provider will not voluntarily or by operation of law assign or otherwise transfer the obligations incurred pursuant to the terms of this Agreement without the prior written consent of the Customer.

Capacity/Independent Contractor

10.	It is expressly agreed that the Service Provider is acting as an independent contractor and not as an employee in providing the Services hereunder. The Service Provider and the Customer acknowledge that this agreement does not crate a partnership or joint venture between them.

Modification of Agreement

11.	Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Time of the Essence

12.	Time will be of the essence of this Agreement and of every part hereof. No extension or variation of this Agreement will operate as a waiver of this provision.

Entire Agreement

13.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressed in it.

Severability

14.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Currency

15.	Unless otherwise provided for, all monetary amounts referred to herein will be paid in US dollars.

Governing Law

16.	It is the intention of the parties to this Agreement that this Agreement and the performance under this Agreement, and all suit and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of Oklahoma, without regard to the jurisdiction in which any action or special proceeding may be instituted.
IN WITNESS WHEREOF the parties have duly executed this Service Agreement this 9th day of February 2005.

Zenex International, Inc.

Per:	/s/ Ron Carte	(SEAL)

Oklahoma Development Group

Per:	/s/ David Aduddell	(SEAL)

ATTACHMENT “A”
Advanced Preparation:
In-depth review and analysis of RFP
Prepare and Review Bid
Complete Bid Submittals
Identify Sub-Contractors
Qualify Sub-Contractors
Negotiate terms and conditions of Sub-Contractors
Identify all communications infrastructure needs (satellite internet and voice connectivity)
Secure cell phones for Sub-Contractors and USACE personnel
Identify lodging for administrative personnel and Sub-Contractors
Site Preparation:
Identify and secure office
Identify and secure lay down yards
Identify and secure necessary equipment for remote operations (sky-lift, dumpster, portable toilets, portable lights, storage)
Secure accommodations for Sub-Contractors
Provide accommodations for administrative personnel’s lodging
Mobilize Office:
Purchase Necessary equipment and supplies for remote operation
Secure internet service for office via satellite hook-up
Materials and Supplies:
Identify Vendors and negotiate contracts for purchase of required materials
Monitor inventory control and purchase of supplies
Provide and manage yard personnel
Sub-Contractors:
Contract with Sub-Contractors
Obtain required insurance from Sub-Contractors
Train Sub-Contractors according to approved USACE procedures
Safety Training for Sub-Contractors
Provide and Monitor Quality Control personnel
Coordinate communication between Sub-Contractors and USACE

ATTACHMENT “A”
Administration:
Fully staff and pay for all administrative personnel needed to issue and track all ROEs issued to
Sub-Contractors and follow-up and monitor through completion
Review and approve square footage with USACE on every individual ROE
Monitor required safety meetings
Secure Sub-Contractor’s Certified Payroll
Coordinate and verify payroll to Sub-Contractors
Liaison with USACE
Resolve Sub-Contractor quality control problems
Liaison with homeowner’s regarding Sub-Contractor problems
Storm Close Out:
Coordinate closing out storm with USACE Mission Manager (approximately 60-90 day process after completion of storm)
Close out tracking of all ROEs
Resolve all outstanding issues with USACE
Resolve all outstanding issues with Sub-Contractors
Resolve all outstanding issues with Homeowners
Price per square foot 2005 proposal: 1

[1]	Confidential information has been omitted and filed separately with the Securities and Exchange Commission.